Exhibit 5.1

	ATTORNEYS AT LAW	Broomfield, CO
720 566-4000
	101 California Street	Palo Alto, CA
	5th Floor San Francisco, CA 94111-5800	650 843-5000 Reston, VA 703 456-8000
	Main 415 693-2000	San Diego, CA
	Fax 415 693-2222	858 550-6000
April 11, 2006	www.cooley.com	Washington, DC 202 842-7800
JODIE M. BOURDET
eBay Inc.	(415) 693-2054
2145 Hamilton Avenue	jbourdet@cooley.com
San Jose, California 95125
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by eBay Inc. (the “Company”) of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a prospectus covering the resale of up to 699,541 shares of common stock of the Company (the “Shares”).
In connection with this opinion, we have examined the Registration Statement and related prospectus, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, each as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
Based on the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.
We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

/s/ Jodie M. Bourdet
Jodie M. Bourdet